EXHIBIT 10.1
FIFTH AMENDMENT TO LEASE

This FIFTH AMENDMENT TO LEASE (this "Fifth Amendment") is made and entered into as of May 21, 2021, by and between 10900 WILSHIRE, L.L.C., a Delaware limited liability company ("Landlord"), and CHROMADEX, INC., a California corporation ("Tenant").

R E C I T A L S :

A.Landlord and Tenant are parties to that certain Lease, dated July 6, 2017 (the "Original Lease"), as amended by that certain First Amendment to Lease, dated February 7, 2018 (the "First Amendment"), that certain Second Amendment to Lease, dated June 30, 2018 (the "Second Amendment"), that certain Third Amendment to Lease, dated November 9, 2018 (the "Third Amendment"), and that certain Fourth Amendment to Lease, dated December 20, 2018 (the "Fourth Amendment"), whereby Landlord leases to Tenant and Tenant leases from Landlord (i) that certain premises (the "Premises"), commonly known Suite 600, Suite 610 and Suite 650 and located on the sixth (6th) floor of that certain office building located at 10900 Wilshire Boulevard, Los Angeles, California (the "Building"), as more particularly set forth in the Lease, and (ii) those certain storage spaces (collectively, the "Storage Space"), commonly known as PD-9 and Suite 350. The Original Lease, First Amendment, Second Amendment, Third Amendment and Fourth Amendment shall collectively be referred to herein as the "Lease".

B.Landlord and Tenant now desire to extend the term of the Lease, and to otherwise amend the Lease on the terms and conditions contained herein.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1.Defined Terms. Except as explicitly set forth in this Fifth Amendment, each initially capitalized term when used herein shall have the same respective meaning as is set forth in the Lease.

2.New Term. Landlord and Tenant acknowledge and agree that the Term is scheduled to expire on October 31, 2021. Notwithstanding the foregoing or any provision to the contrary set forth in the Lease, the Term is hereby extended for a period of sixty-five (65) months (the "New Term") commencing on November 1, 2021 (the "New Term Commencement Date") and expiring (unless sooner terminated as provided in the Lease, as amended) on March 31, 2027 (the "New Term Expiration Date"), on the terms and conditions set forth in this Fifth Amendment.

2.1.Condition of the Premises and the Storage Space. Tenant hereby acknowledges and agrees that Tenant is in possession of the Premises and the Storage Space pursuant to the Lease and is fully aware of the condition of the Premises and the Storage Space. Therefore, Tenant shall continue to accept the Premises, and the Storage Space (provided that Tenant is then leasing the Storage Space), as of the New Term Commencement Date in their currently existing, "as is" condition, and, notwithstanding any provision to the contrary contained in the Lease, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises or the Storage Space, except as otherwise provided in Section 5 below. Except as expressly provided for herein, Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Storage Space, the Building or the Real Property or with respect to the suitability of any of the same for the conduct of Tenant's business. Section 8.3 of the Original Lease, Section 7 of the First Amendment, Section 2.5 of the Second Amendment, Section 11 of the Third Amendment, and Section 2.5 of the Fourth Amendment, pertaining to Certified Access Specialist (CASp) inspections shall continue to apply to the Premises, the Storage Space and the Lease, as amended hereby, as if set forth herein in full.

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2.2.Remeasurement of Building and Premises. Landlord and Tenant hereby acknowledge that the Building and Premises has been remeasured. In connection with the foregoing, Landlord and Tenant hereby agree that, effective as of the New Term Commencement Date, the Building shall be deemed to be comprised of 237,147 rentable square feet and the Premises shall be deemed to be comprised of 10,178 rentable square feet.

3.Fixed Rent. Prior to the New Term Commencement Date, Tenant shall continue to pay to Landlord monthly installments of Fixed Rent for the Premises in accordance with the terms of the Lease. Notwithstanding any provision to the contrary contained in the Lease, commencing on the New Term Commencement Date and continuing throughout the New Term, Tenant shall pay to Landlord monthly installments of Fixed Rent for the Premises in the following amounts but otherwise in accordance with the terms of the Lease:

Period During New Term	Annual Fixed Rent	Monthly Installment of Fixed Rent	Monthly Fixed Rent per Rentable Square Foot of the Premises*

November 1, 2021 – October 31, 2022	$488,544.00	$40,712.00	$4.00
November 1, 2022 – October 31, 2023	$505,643.04	$42,136.92	$4.14
November 1, 2023 – October 31, 2024	$523,340.52	$43,611.71	$4.28
November 1, 2024 – October 31, 2025	$541,657.44	$45,138.12	$4.43
November 1, 2025 – October 31, 2026	$560,615.40	$46,717.95	$4.59
November 1, 2026 – March 31, 2027	N/A	$48,353.08	$4.75
*The calculations of the Monthly Fixed Rent per Rentable Square Foot of the Premises set forth above are approximate calculations based on a three and one-half percent (3.5%) increase per annum, rounded to the nearest one-hundredth. These approximations are provided for convenience only and the Monthly Installment of Fixed Rent and Annual Fixed Rent amounts set forth above shall control.

Notwithstanding the foregoing, Tenant shall be entitled to a full abatement of Fixed Rent otherwise due with respect to the Premises during the initial five (5) months of the New Term (i.e., November 1, 2021 through March 31, 2022) (the "Fixed Rent Abatement Period"); provided, however, that in no event shall the total amount of Fixed Rent abated pursuant to this paragraph exceed the aggregate of $203,560.00. Landlord and Tenant acknowledge that Tenant's right (the "Fixed Rent Abatement Right") to receive Fixed Rent abatement, as set forth above, during the Fixed Rent Abatement Period has been granted to Tenant as additional consideration for Tenant's agreement to enter into this Fifth Amendment and comply with the terms and conditions otherwise required under the Lease, as amended. If Tenant shall be in default under the Lease, as amended, and shall fail to cure such default within the time, if any, provided for cure pursuant to the Lease, as amended, or if the Lease, as amended, is terminated for any reason other than in connection with a Landlord default, casualty or condemnation, then, in addition to any other remedies Landlord may have under the Lease, as amended, Landlord, at its option, may elect, any or all of the following remedies: (i) Tenant shall immediately become obligated to pay to Landlord the amount of all Fixed Rent previously abated hereunder during any portion of the Fixed Rent Abatement Period, together with interest on such amounts at the "Interest Rate" (as that term is defined in Article 1 of the Original Lease) from the date such Fixed Rent would have otherwise been due but for the Fixed Rent abatement provided herein; or (ii) the entire unexpired portion of the Fixed Rent Abatement Period as of such default or termination shall be moved to the end of the New Term, and Tenant shall immediately be obligated to pay Fixed Rent at the full amounts of the monthly installments therefor set forth in the Fixed Rent schedule in this Section 3 above. The Fixed Rent Abatement Right set forth in this Section 3 shall be personal to the originally named Tenant under this Fifth Amendment (the "Original Tenant") and any Related Entity to whom the Lease, as amended, is assigned to, and shall not inure to the benefit of any other assignee, or any sublessee or other transferee of the Original Tenant's interest in the Lease, as amended.

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4.Operating Expenses and Taxes. With respect to the period of the Term occurring prior to the New Term Commencement Date, Tenant shall continue to pay to Landlord Tenant's Proportionate Share of Operating Expenses and Taxes that arise or accrue during such period in accordance with the terms of the Lease (including, without limitation, Section 7.9 of the Original Lease), through October 31, 2021. Notwithstanding any provision to the contrary contained in the Lease, with respect to the period of the Term occurring from and after the New Term Commencement Date, Tenant shall pay to Landlord Tenant's Proportionate Share of Operating Expenses and Taxes that arise or accrue during such period in accordance with the terms of the Lease; provided, however, (i) the Base Year shall be the calendar year 2022, (ii) Tenant's Proportionate Share shall equal 4.2919%, (iii) Section 7.9 of the Original Lease shall be deleted and of no further force or effect, and (iv) Tenant shall not be responsible for Tenant's Proportionate Share of Operating Expenses and Taxes that arise or accrue between November 1, 2021 and December 31, 2022. Further notwithstanding any provision to the contrary contained in the Lease, when calculating the Base Taxes, such Base Taxes shall not include any increase in Taxes occurring during the Base Year or the fiscal period immediately preceding the Base Year attributable to special assessments, charges, costs, or fees, or due to modifications or changes in governmental laws or regulations, including, but not limited to, the institution of a split tax roll.

5.Improvement Allowance. Notwithstanding any provision to the contrary contained herein, Tenant shall be entitled to a one-time tenant improvement allowance (the "Improvement Allowance") in an aggregate amount equal to $356,230.00 (i.e., $35.00 per rentable square foot of the Premises) for the costs relating to the design and construction (including architecture, engineering and permitting costs) of Tenant's improvements that are permanently affixed to the Premises (the "Improvements"). Tenant shall have the right to use up to $152,670.00 (i.e., $15.00 per rentable square foot of the Premises) of the Improvement Allowance towards soft costs incurred by Tenant in connection with the construction of the Improvements, including, without limitation, costs incurred by Tenant to purchase and install furniture, fixtures and equipment, AV equipment and telecommunications systems in the Premises. Except as set forth in this Section 5, in no event shall Landlord be obligated to make disbursements from the Improvement Allowance for costs which are unrelated to the Improvements or in a total amount which exceeds the Improvement Allowance. Except as otherwise provided in this Section 5, Tenant shall perform the Improvements at its sole cost and expense and in accordance with the terms of Article 5 of the Original Lease. Subject to the provisions of this Section 5 above, following the completion of the Improvements, Landlord shall deliver a check made payable to Tenant in payment for the applicable portion of the Improvement Allowance, provided that (i) if applicable, Tenant's architect delivers to Landlord a certificate, in a form reasonably acceptable to Landlord, certifying that the construction of the Improvements has been completed, (ii) Tenant delivers to Landlord properly executed unconditional mechanic's lien releases in compliance with both California Civil Code Section 8134 and Section 8138, (iii) Landlord has determined, in its reasonable discretion, that no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building, or any use of another tenant's leased premises in the Building, and (iv) Tenant delivers to Landlord all invoices, marked as having been paid, from all general contractors, subcontractors, laborers, materialmen, and suppliers used by Tenant for labor rendered and materials delivered to the Premises in connection with the Improvements. Provided that Tenant is not in default of the Lease, as amended, beyond any applicable notice and cure period, then upon notice from Tenant to Landlord, Tenant shall be entitled to utilize any unused portion of the Improvement Allowance as a credit against the next monthly installment(s) of Fixed Rent or parking charges due under the Lease, as amended; provided, however, that such credit may not be (i) applied prior to June 1, 2022, or (ii) credited against two (2) consecutive months during the New Term. Notwithstanding any provision to the contrary contained in this Section 5, to the extent any portion of the Improvement Allowance is unused by Tenant (whether for Improvement or as a credit against Fixed Rent as and to the extent permitted hereunder) as of October 31, 2023, then the remaining balance thereof shall revert to Landlord, and Tenant shall have no right to use such amount for any remaining improvements or alterations, nor as a Rent credit or a cash allowance.

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6.Early Termination Right. Provided that an Event of Default by Tenant has not occurred and remains uncured as of the date of Tenant's delivery of the Termination Notice (defined below), the Original Tenant only shall have the right to terminate the Lease, as amended hereby, effective as of September 30, 2024 (the "Termination Date"), provided that (i) Landlord receives written notice (the "Termination Notice") from Tenant on or before September 30, 2023 stating Tenant's election to terminate the Lease, as amended hereby, pursuant to the terms and conditions of this Section 6, and (ii) concurrent with Landlord's receipt of the Termination Notice, Landlord receives from Tenant the Termination Fee (defined, below), as consideration for and as a condition precedent to such early termination. Provided that Tenant terminates the Lease, as amended hereby, pursuant to the terms of this Section 6, the Lease, as amended hereby, shall automatically terminate and be of no further force or effect and Landlord and Tenant shall be relieved of their respective obligations under the Lease, as amended hereby, as of the Termination Date, except those obligations set forth in the Lease, as amended hereby, which relate to the term of Tenant's lease of the Premises and Storage Space and/or that specifically survive the expiration or earlier termination of the Lease, as amended hereby, including, without limitation, the payment by Tenant of all amounts owed by Tenant under the Lease, as amended hereby, up to and including the Termination Date. Upon Tenant's delivery of a Termination Notice (if applicable), the terms of Section 13 of this Fifth Amendment shall automatically be deemed to be deleted and shall be of no further force or effect. For purposes of this Fifth Amendment, the "Termination Fee" shall mean the sum of the unamortized amount (calculated with interest at a rate equal to 8% per annum), as of the Termination Date, of any tenant improvement or other allowances, brokerage commissions, and free rent paid or provided by Landlord in connection with the Premises or the Storage Space.

7.Security Deposit. Landlord and Tenant hereby acknowledge and agree that, in accordance with Section 27.1 of the Original Lease and Section 8 of the First Amendment, Tenant has previously deposited with Landlord the total sum of $65,419.19 as the Security Deposit under the Lease, and Landlord shall continue to hold such amount as security for the faithful performance by Tenant of the terms, covenants and conditions of the Lease, as amended hereby.

8.Parking. Notwithstanding any provision to the contrary contained in the Lease, in addition to the parking rights granted to Tenant in the Lease, Tenant shall have the right to convert an additional two (2) of the unreserved parking passes allocated to Tenant to two (2) reserved parking passes, which reserved parking passes shall be located on the PA or PB level of the Building Parking Facility. The exact location of the reserved parking passes on the PA or PB level of the Building Parking Facility shall be mutually determined by Landlord and Tenant. Tenant shall pay to Landlord, on a monthly basis, the prevailing rate charged for such reserved parking passes. Except as otherwise provided in this Section 8, Tenant's rights and obligations with respect to such reserved parking passes shall be subject to the terms of Article 28 of the Office Lease.

9.Renewal Term.

9.1.Renewal Term. The Original Tenant and any Related Entity to whom the Lease, as amended, is assigned to, shall have the right to renew the New Term for all of the existing Premises for one renewal term of five (5) years (the “Renewal Term”) commencing on April 1, 2028 (the “Renewal Term Commencement Date”) and ending on March 31, 2033, unless the Renewal Term shall sooner terminate pursuant to any of the terms of the Lease, as amended, or otherwise. The Renewal Term shall commence only if (i) Tenant notifies Landlord in writing (the “Exercise Notice”) of Tenant’s exercise of such renewal right not earlier than twelve (12) months, and not later than nine (9) months, prior to the New Term Expiration Date, (ii) at the time of the exercise of such right and immediately prior to the Renewal Term Commencement Date, no default under the Lease, as amended, shall have occurred and be continuing hereunder, (iii) Tenant occupies the entire Premises at the time the Exercise Notice is given and immediately prior to the Renewal Term Commencement Date, and (iv) Tenant exercises its renewal option, if at all, with respect to all of the Premises. Time is of the essence with respect to the giving of the Exercise Notice. The Renewal Term shall be upon all of the agreements, terms, covenants and conditions of the Lease, as amended, except that (a) the Rent for the Renewal Term shall be determined as provided in Section 9.2 below and (b) if Tenant exercises the renewal option set forth in this Section 9, then Tenant shall have no further right to renew the New Term unless otherwise agreed to in writing by Landlord and Tenant. Upon the commencement of the Renewal Term, (1) the Renewal Term shall be added to and become part of the New Term, (2) any reference to “the Lease”, to the “New Term”, the “term of the

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Lease” or any similar expression shall be deemed to include the Renewal Term and (3) the expiration date of the Renewal Term shall become the New Term Expiration Date. Any termination, cancellation or surrender of the entire interest of Tenant under the Lease, as amended, at any time during the New Term shall automatically terminate the renewal right set forth in this Section 9. The rights contained in this Section 9 shall be personal to the Original Tenant and any Related Entity to whom the Lease, as amended, is assigned to, and may only be exercised by the Original Tenant or any such Related Entity (and not any other assignee, or any sublessee or other transferee of Original Tenant’s interest in the Lease, as amended).

9.2.Renewal Term Rent; Fair Market Value. The annual Rent payable during the Renewal Term shall be equal to the annual Fair Market Value (as hereinafter defined) of the Premises as of commencement of the Renewal Term (the “Calculation Date”). “Fair Market Value” shall mean the fair market annual rent (including additional rent and considering any “base year” or “expense stop” applicable thereto), taking into account all escalations, at which, as of the Calculation Date, tenants are leasing non- sublease, non-encumbered, non-equity, non-expansion space comparable in size, location and quality to the Premises for a term equal to the Renewal Term, in an arm’s-length transaction, which comparable space is located in the Building or in 1100 Glendon Avenue, 10960 Wilshire Boulevard, or 10880 Wilshire Boulevard (the "Comparable Buildings"), and which comparable transactions (collectively, the “Comparable Transactions”) are entered into within the six (6) month period immediately preceding Landlord’s delivery of the Rent Notice (as hereinafter defined) to Tenant, taking into consideration the following concessions (the “Concessions”): (i) rental abatement concessions, if any, being granted such tenants in connection with such comparable space; (ii) tenant improvements or allowances provided or to be provided for such comparable space, taking into account, and deducting the value of, the existing improvements in the Premises, such value to be based upon the age, condition, design, quality of finishes and layout of the improvements and the extent to which the same can be utilized by Tenant; and (iii) other reasonable monetary concessions being granted such tenants in connection with such comparable space; provided, however, that in calculating the Fair Market Value, no consideration shall be given to (A) the fact that Landlord is or is not required to pay a real estate brokerage commission in connection with Tenant’s exercise of its right to lease the Premises during the Renewal Term or in connection with the Comparable Transactions or the fact that landlords are or are not paying real estate brokerage commissions in connection with such comparable space, and (B) any period of rental abatement, if any, granted to tenants in Comparable Transactions in connection with the design, permitting and construction of tenant improvements in such comparable spaces. The determination of Fair Market Value shall additionally include a determination (the “Financial Security Determination”) as to whether, and if so to what extent, Tenant must provide Landlord with financial security, such as a letter of credit or guaranty, for Tenant’s rent obligations in connection with Tenant’s lease of the Premises during the Renewal Term taking into consideration the amount or lack of any tenant improvement allowance being provided with such Concessions. Such determination shall be made by reviewing the extent of financial security then generally being imposed in Comparable Transactions from tenants of comparable financial condition and credit history to the then existing financial condition and credit history of Tenant (with appropriate adjustments to account for differences in the then-existing financial condition of Tenant and such other tenants). Landlord shall advise Tenant (the “Rent Notice”) of Landlord’s determination of Fair Market Value of the Premises for the Renewal Term prior to the Renewal Term Commencement Date. If Tenant timely disputes Landlord’s determination of Fair Market Value in accordance with Section 9.3 below, then the dispute shall be resolved by arbitration as provided in Section 9.3 below. If the Rent payable during the Renewal Term is not determined prior to the Renewal Term Commencement Date, then Tenant shall pay Rent in an amount equal to the Fair Market Value for the Premises as set forth in the Rent Notice (the “Interim Rent”). Upon final determination of the Rent for the Renewal Term, Tenant shall commence paying such Rent as so determined, and within ten (10) days after such determination Tenant shall pay any deficiency in prior payments of Rent or, if the Rent as so determined shall be less than the Interim Rent, Tenant shall be entitled to a credit against the next succeeding installments of Rent in an amount equal to the difference between each installment of Interim Rent and the Rent as so determined that should have been paid for such installment until the total amount of the over payment has been recouped.
9.3.Arbitration. If Tenant wishes to dispute Landlord’s determination of Fair Market Value of the Premises for the Renewal Term pursuant to Section 9.2 above, then Tenant shall give notice to Landlord of such dispute within thirty (30) days after delivery of the Rent Notice and such dispute thereafter shall be determined as follows:

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9.3.1.In its demand for arbitration, Tenant shall specify the name and address of the person to act as the arbitrator on Tenant’s behalf. The arbitrator shall be a real estate broker with at least ten (10) years full-time commercial brokerage experience who is familiar with the Fair Market Value of first-class office space in the City of Los Angeles, California. Failure on the part of Tenant to make the timely and proper demand for such arbitration shall constitute a waiver of the right thereto and the Rent shall be as set forth in the Rent Notice. Within ten (10) Business Days after the service of the demand for arbitration, Landlord shall give notice to Tenant specifying the name and address of the person designated by Landlord to act as arbitrator on its behalf, which arbitrator shall be similarly qualified. If Landlord fails to notify Tenant of the appointment of its arbitrator within such ten (10) Business Day period, and such failure continues for three (3) Business Days after Tenant delivers a second notice to Landlord, then the arbitrator appointed by Tenant shall be the arbitrator to determine the Fair Market Value for the Premises.

9.3.2.If two arbitrators are chosen pursuant to Section 9.3.1 above, the arbitrators so chosen shall meet within ten (10) Business Days after the second arbitrator is appointed and shall seek to reach agreement on Fair Market Value. If within twenty (20) Business Days after the second arbitrator is appointed the two arbitrators are unable to reach agreement on Fair Market Value then the two arbitrators shall appoint a third arbitrator, who shall be a competent and impartial person with qualifications similar to those required of the first two arbitrators pursuant to Section 9.3.1 above. If the arbitrators are unable to agree upon such appointment within five (5) Business Days after expiration of such twenty
(20) Business Day period, the third arbitrator shall be selected by the parties themselves. If the parties do not agree on the third arbitrator within five (5) Business Days after expiration of the foregoing five
(5) Business Day period, then either party, on behalf of both, may request appointment of such a qualified person under the provisions of the American Arbitration Association, but subject to the instructions set forth in this Section 9.3. The third arbitrator shall decide the dispute, if it has not been previously resolved, by following the procedures set forth in Section 9.3.3 below. Each party shall pay the fees and expenses of its respective arbitrator and both shall share the fees and expenses of the third arbitrator. Attorneys’ fees and expenses of counsel and of witnesses for the respective parties shall be paid by the respective party engaging such counsel or calling such witnesses.

9.3.3.Fair Market Value shall be fixed by the third arbitrator in accordance with the following procedures. Concurrently with the appointment of the third arbitrator, each of the arbitrators selected by the parties shall state, in writing, his or her determination of the Fair Market Value supported by the reasons therefor. The third arbitrator shall have the right to consult experts and competent authorities for factual information or evidence pertaining to a determination of Fair Market Value, but any such determination shall be made in the presence of both parties with full right on their part to cross-examine. The third arbitrator shall conduct such hearings and investigations as he or she deems appropriate and shall, within thirty (30) days after being appointed, select which of the two proposed determinations most closely approximates his or her determination of Fair Market Value. The third arbitrator shall have no right to propose a middle ground or any modification of either of the two proposed determinations. The determination he or she chooses as that most closely approximating his or her determination of the Fair Market Value shall constitute the decision of the third arbitrator and shall be final and binding upon the parties. The third arbitrator shall render the decision in writing with counterpart copies to each party. The third arbitrator shall have no power to add to or modify the provisions of the Lease, as amended. Promptly following receipt of the third arbitrator’s decision, the parties shall enter into an amendment to the Lease, as amended, evidencing the extension of the New Term for the Renewal Term and confirming the Rent for the Renewal Term, but the failure of the parties to do so shall not affect the effectiveness of the third arbitrator’s determination.

9.3.4.In the event of a failure, refusal or inability of any arbitrator to act, his or her successor shall be appointed by him or her, but in the case of the third arbitrator, his or her successor shall be appointed in the same manner as that set forth herein with respect to the appointment of the original third arbitrator.

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10.Landlord's Agent. Notwithstanding any provision to the contrary contained in the Lease, Tenant acknowledges that "Landlord's Agent," as that term is used in the Lease and this Fifth Amendment, is currently Tishman Speyer Properties, L.L.C., a Delaware limited liability company.

11.Landlord's Address for Notices. The addresses for notices to Landlord set forth in Article 1 of the Original Lease are hereby deemed deleted in their entirety and replaced with the following:

LANDLORD'S
ADDRESS FOR
NOTICES
10900 Wilshire, L.L.C.
c/o Tishman Speyer
10900 Wilshire Boulevard, Suite 200
Los Angeles, California 90024
Attn: Property Manager

With copies to:
Tishman Speyer
45 Rockefeller Plaza
New York, New York 10111
Attn: General Counsel

and:

Tishman Speyer
45 Rockefeller Plaza
New York, New York 10111
Attn: Chief Financial Officer

12.Limitation on Liability; Tax Status of Beneficial Owner. The terms of Section 17.2, Section 26.3 and Section 26.21 of the Office Lease, Section 11 and Section 12 of the First Amendment, Section 3 and Section 4 of the Second Amendment, Section 12 and Section 13 of the Third Amendment, and Section 3 and Section 4 of the Fourth Amendment shall continue to apply to the Lease, as amended hereby, as if set forth herein in full.

13.Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Fifth Amendment, excepting only Tishman Speyer Properties, L.L.C. and Cushman & Wakefield of California, Inc. (collectively, the "Brokers"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Fifth Amendment. Landlord agrees to pay a commission in connection with this Fifth Amendment to the Brokers pursuant to a separate written agreement between Landlord and each of the Brokers. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party's dealings with any real estate broker or agent other than the Brokers. The terms of this Section 13 shall survive the expiration or earlier termination of the Lease, as amended.

14.Right of First Refusal. Landlord hereby grants to the Original Tenant and any Related Entity to whom the Lease, as amended, is assigned to, a one-time right of first refusal during the initial New Term with respect to the portion of the sixth (6th) floor of the Building commonly known as Suite 620 (the "Refusal Space"). Notwithstanding the foregoing, such right of first refusal of Tenant shall commence only following the expiration or earlier termination of the existing leases (including renewals (and irrespective of whether any such renewal is pursuant to an express written provision in such tenant's lease or whether such renewal is effectuated by a lease amendment or a new lease)) of the Refusal

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Space, and such right of first refusal shall be subordinate to all rights with respect to such Refusal Space which are set forth in existing leases of space in the Building, including any renewal, extension or expansion rights (including, but not limited to, must-take, right of first offer, right of first negotiation, right of first refusal, expansion option and other similar rights) set forth in such leases, regardless of whether such renewal, extension or expansion rights are executed strictly in accordance with their terms, or pursuant to a lease amendment or a new lease (all such tenants under such leases are collectively referred to herein as the "Superior Right Holders"). Tenant's right of first refusal shall be on the terms and conditions set forth in this Section 14. The only Superior Right Holder, as of the date of this Fifth Amendment, is Los Angeles 2024 Exploratory Committee, a California nonprofit public benefit corporation.

14.1.Procedure for Lease.

14.1.1.Procedure for Offer. Landlord shall notify Tenant (the "Refusal Notice") from time-to-time when and if Landlord receives a "bona-fide third-party offer" for the entire Refusal Space, provided that the Superior Right Holders have waived their rights to such Refusal Space. Pursuant to such Refusal Notice, Landlord shall offer to lease to Tenant such Refusal Space. The Refusal Notice shall describe the lease term, base rent and other fundamental material economic terms and conditions upon which Landlord proposes to lease such Refusal Space pursuant to the bona-fide third-party offer. For purposes of this Section 14, a "bona-fide third-party offer" shall mean a counter-offer received by Landlord to lease the Refusal Space from a qualified third party. For purposes of example only, the following would each constitute a bone-fide third-party offer:

(a)Landlord receives a request for proposal from a qualified third party. Landlord responds to the request for proposal with a lease proposal and subsequently receives a written bona-fide counter proposal from the qualified third party.

(b)Landlord receives a written offer to lease from a qualified third party. Landlord responds to the offer with a written counter offer and subsequently receives a bona-fide counter to Landlord's counter offer from the qualified third party.

14.1.2.Procedure for Acceptance. If Tenant wishes to exercise Tenant's right of first refusal with respect to the Refusal Space, then within five (5) Business Days of delivery of the Refusal Notice to Tenant, Tenant shall deliver written notice to Landlord (the "Refusal Exercise Notice") of Tenant's irrevocable exercise of its right of first refusal with respect to all of the Refusal Space at the rent, and upon the other fundamental material economic terms and conditions contained in such Refusal Notice. If Tenant does not deliver the Refusal Exercise Notice to Landlord within such five (5) Business Day period, then Landlord shall be free to negotiate and enter into a lease or lease amendment for the Refusal Space with anyone and on any terms Landlord desires.

14.2.Amendment to Lease. If Tenant timely exercises Tenant's right of first refusal to lease the Refusal Space as set forth herein, Landlord and Tenant shall within thirty (30) days thereafter execute an amendment to this Lease (the "Refusal Space Amendment") for such Refusal Space upon the terms set forth in the Refusal Notice, but otherwise upon the terms and conditions set forth in the Lease and this Section 14; provided, however, an otherwise valid exercise of the such right of first refusal shall be fully effective whether or not a lease amendment is executed.

14.3.Termination of Refusal Right. The rights contained in this Section 14 shall be personal to the Original Tenant and any Related Entity to whom the Lease, as amended, is assigned to, and may only be exercised during the initial New Term by the Original Tenant or such Related Entity (and not any other assignee, or any sublessee or other transferee of Tenant's interest in this Lease) if the Original Tenant or such Related Entity occupies no less than one hundred percent (100%) of the then-existing Premises. The right of first refusal granted herein shall terminate as to the Refusal Space upon the failure by Tenant to timely exercise its right of first refusal with respect to such Refusal Space. The right to lease the Refusal Space as provided in this Section 14 may not be exercised if, as of the date of the attempted exercise of the right of first refusal by Tenant, or as of the scheduled date of delivery of the Refusal Space to Tenant, Tenant is in default under this Lease, or if an Event of Default by Tenant has previously occurred. The right of first refusal granted herein shall terminate as to all Refusal Space and

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thereafter shall be of no further force or effect on the date that is two (2) years prior to the New Term Expiration Date, it being acknowledged by Tenant that such right of first refusal shall be ineffective as to the Refusal Space when it is expected that the lease of such Refusal Space will not commence on or before the date that is two (2) years prior to the initial New Term Expiration Date.

15.Maintenance of 6th Floor Common Areas. Landlord and Tenant acknowledge that a co- tenant on the 6th floor of the Building has hosted events that result in outside visitors using the 6th floor Common Areas. Landlord shall use commercially reasonable efforts to enforce the use clauses contained in the lease of such tenant in a manner designed to keep the condition of the Common Areas on the 6th floor consistent with first-class office buildings. Additionally, Landlord shall operate, maintain and make all necessary repairs to the Common Areas to keep the same in first-class condition and operating order.

16.Miscellaneous. Whenever possible, each provision or portion of any provision of this Fifth Amendment will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Fifth Amendment is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction and this Fifth Amendment, and such invalid, illegal or unenforceable provision or portion of any provision will be reformed, construed and enforced in such jurisdiction in a manner so as to produce as nearly as possible the rights and obligations previously intended by Landlord and Tenant and Landlord and Tenant shall use commercially reasonable efforts to substitute valid provisions that will produce as nearly as possible the rights and obligations previously intended by Landlord and Tenant without renegotiation of any material terms and conditions stipulated herein. This Fifth Amendment, together with the Lease, constitutes the entire agreement between Landlord and Tenant regarding the matters set forth herein or therein, and supersedes any and all prior and/or contemporaneous oral or written negotiations, agreements or understandings.

17.Authority. If Tenant is a corporation, trust, limited liability company or partnership, each individual executing this Fifth Amendment on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Fifth Amendment and that each person signing on behalf of Tenant is authorized to do so.

18.Conflict; No Further Modification. In the event of any conflict between the terms and provisions of the Lease and terms and provisions of this Fifth Amendment, the terms and provisions of this Fifth Amendment shall prevail. Except as specifically set forth in this Fifth Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

19.Counterparts; Signatures. This Fifth Amendment and any other Lease Documents may be executed in two (2) or more counterparts. Each counterpart of this Fifth Amendment (or of any of the other Lease Documents, as the case may be) shall be deemed to be an original thereof, and all such counterparts, when taken together, shall constitute one and the same instrument. The parties hereto consent and agree that this Fifth Amendment (and any other Lease Documents) may be signed and/or transmitted by facsimile, e-mail of a .pdf document or using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s handwritten signature. The parties further consent and agree that (i) to the extent a party signs this Fifth Amendment (or any of the other Lease Documents) using electronic signature technology, by clicking "SIGN", such party is signing this Fifth Amendment (or such other of the Lease Documents) electronically, and (ii) the electronic signatures appearing on this Fifth Amendment (or such other of the Lease Documents) shall be treated, for purposes of validity, enforceability and admissibility, the same as handwritten signatures.

[signatures appear on following page]

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IN WITNESS WHEREOF, the parties have entered into this Fifth Amendment as of the date first set forth above.

LANDLORD:

10900 WILSHIRE, L.L.C.,
a Delaware limited liability company

By:	/s/ Paul A. Galiano

	Name:	Paul A. Galiano

	Title:	Senior Managing Director

"TENANT":

CHROMADEX, INC.,
a California corporation

By:	/s/ Robert N. Fried

	Name:	Robert N. Fried

	Title:	Chief Executive Officer

	By:	/s/ Kevin Farr

	Name:	Kevin Farr

	Title:	Chief Financial Officer

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